The Voyager Group Inc
Convertible Preferred Stock Series Z
Secretary of the State of the State of Nevada
File Number: C-15403-96


                              The Voyager Group Inc

Convertible Preferred Stock Series Z -Designation of Rights, Privileges, Preferences, Powers, Qualifications, Limitations & Restrictions of Convertible Preferred Stock Series Z .

Pursuant to the provisions of Nevada General Corporate laws, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, Preferences, Powers, Qualifications, Limitations & Restriction of the Convertible Preferred Series Z of 2001.


{The Designations}

                                     FIRST:

The name of the corporation is Voyager Group Inc.
                                                        SECOND:
The following resolution established a Convertible Preferred Stock Series Z - 2001 (hereinafter referred to as "Z") consisting of Two Million Shares, Par Value $0.001, duly adopted by the Board of Directors and majority shareholders of the corporation on October 19, 2001 in accordance with the Nevada General Corporate Law:

RESOLVED, The Board of Directors and majority shareholders has hereby created a Convertible stock designated as the "Convertible Preferred Stock Series Z - 2001" consisting of two thousand shares, par value- $0.001, and , with the following Powers, Preferences, Rights, Qualifications herein.


{DESIGNATION}

1.  LIQUIDATION

In the event of any voluntary or involuntary or liquidation's (whether complete of partial), dissolution, or winding up of the corporation, the holders of series "Z" shares shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders, whether from Capital, Surplus or Earnings, an amount in cash equal to the net book value of the corporation on the date of liquidation, plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution. Know distribution shall be made of any common stock, convertible preferred stock AA 1996 or any other series of preferred stock of the corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the corporation unless each holder of series "Z" shall have received all amounts to which such series "Z" holders shall be entitled under this subsection 1.01.

If on any liquidation (whether complete or partial), dissolution or winding up of the assets of the corporation available for distribution to holders of series "Z" shall be sufficient to pay the holders of outstanding series "Z" the full amount to which they otherwise would be entitled under section 1.01, the assets of the corporation available for distribution to holders of series "Z" shall be distributed to them on the basis of the number of shares of series "Z" stock held by each such holder;

Certain Acquisitions.

Demand Liquidation. For the purposes of this Section 1.03 a liquidation, dissolution or winding up of the corporation shall be deemed to occur if the corporation shall (i) sell, convey or otherwise dispose of all or substantially all of its property or business or merge or consolidate with any other corporation (other than a wholly owned subsidiary corporation) where the stockholders of the corporation own less than fifty percent 50% of the voting power of the surviving entity after such merger or consolidation or (ii) effect any other transaction or series of related transaction in which more than fifty percent 50% of the voting power of the corporation is disposed of provided that this Section 1.03 shall not apply to merger effected solely for the purpose of changing domicile of the corporation.

         B. .Valuation of Consideration. In the event of a demand liquidation as described in Section 1.03(i) above if the consideration received by the corporation is other than cash its value will be deemed its fair market value.

         Securities fair market value shall be subject to:

         1.Securities  not  subject  to  investment   letter  or  other  similar
restriction on free marketability:

         2.If traded on a securities exchange or the NASDAQ stock market the value shall be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

         3. If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices which ever is applicable over the thirty day period ending thirty days prior to he closing; and

         4. If there is no active public market, the value shall be the fair market value there of, as mutually determined by the corporation and the holders of at least a majority of the voting of all then outstanding Series "Z" preferred stock.

         5. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restricted arising solely by virtue of a stockholder's status as an affiliate or former affiliate shall make an appropriate discount from the market value determined as above is Section

         To reflect the approximate fair market value thereof, as mutually determined by the corporation and the corporation and the holders of at least a majority of the voting power of all then outstanding shares of series "Z" preferred stock.

         C. Notice of transaction. The corporation shall give each holders of record series "Z" Preferred stock written notice of such impending transaction not later than (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section
1.03 and the corporation shall hereinafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than then (10) days after the corporation has given the first notice provided for herein or sooner than five (5) days after the corporation has given notice of any material changes provided for herein.

         Effect of Noncompliance. In the event the requirements of Section 1.03 are not complied with, the corporation shall forthwith either cause the closing of the transaction to be postponed until such requirement have been complied with or cancel such transaction, in which event the Rights, Preferences and Privileges of the holders of the "Z" preferred stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 1 -103-1 hereof.2.VOTING RIGHTS

         The holder of Series Z" preferred Stock shall have the right to one million shares of company common stock for one share of Series "Z"preferred stock, which could be converted to common stock and with respect to such vote such preferred "Z" holder shall have full voting rights and powers equal to the voting powers of the holders of common stock and are entitled notwithstanding any provisions thereof to of any stockholders' meeting in accordance with the by-laws of the corporation and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.

         2.02 The holders of series "Z' preferred stock shall have the right to vote as a separate class of stock.

         3.DIVIDENED PROVISIONS

         Z" series holders as a class is entitled to establish dividends, which shall be entitled to receive dividends, out of any assets legally available hereof, prior and in preference to any decoration of payment of any dividend (payable other than in Common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly additional shares of common stock of the corporation). Series "Z" preferred stock is adjusted for any stock dividends combinations splits, re-capitalization and the like if declared by the Board of Directors. Such dividends shall be cumulative. In addition, in the event dividends are paid on any share of common stock, an additional dividend shall be paid with respect to all outstanding shares of "Z" preferred stock in an amount equal per share if and when issued as converted basis to the amount paid or set aside for each share of common stock of the corporation whenever funds are legally available thereof when as and if declared by the Board of Directors.

         4.REDEMTION.

         4.01    The "Z" series Preferred Stock is not redeemable.

         5.CONVERSION OF "Z" SERIES PREFERRED STOCK.

         Holders of record of any series "Z" shares shall have the rights, at there option, any time after issuance of said series, to convert each share of "Z" series surrendering, their certificates' "Z" series for converted corporate common stock, for which there is know charge into such number of fully paid and non-accessible common stock.

         5.02  Series "Z" "Conversion Rights" are as follows:

         1.Series Z" conversion ratio to common stock of the corporation is one "Z" series for two hundred thousand common shares of the corporation.

         2.Automatic Conversion. "Z" Series preferred shall convert Converted to shares of common stock at the so stated conversion ration of common stock except as provided below in Section 6, the corporation's sale of its common stock in an underwritten public offering pursuant to a registration statement under the securities act of 1933, as amended (the "Securities Act "), the public offering price of which is not less than $10.00 per share (appropriately adjusted for any stock split, dividends, combination or other re-capitalization) and which results in gross cash proceeds in excess of $15,000,000 and (ii) the date specified by written consent or agreement of the holders of at least two thirds (2/3) have then outstanding shares of "Z" series preferred stock voting as a class.

         3.Mechanics of Conversion. Before any holder of series "Z" shall be entitled to convert the same into shares of common stock, he shall surrender the certificate or certificates therefore, duly endorse at the office of the corporation or of any transfer agent for such series and shall give written notice to the corporation at its principal corporate office of the election to convert the same and shall state therein the name of names in which the certificate or certificates for shares of common stock are to be issued. If the conversion is in connection with an underwritten offering or securities registered pursuant to the Securities Act the conversion may at the option of any holder tendering such "J' series stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive common stock upon conversion of such "Z" series shall not be deemed to have converted such series "Z" until immediately prior to the closing of such sale of securities. If the conversion is on connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may at the option of anyholder tendering such Series "Z" preferred stock for conversion be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering in which event the persons(s) entitled to receive common stock upon conversion of such Series "Z" shall not be deemed to have converted such series "Z" preferred stork until immediately prior to the closing of such sale of securities.

         6.Conversion   adjustments   for  splits  and   combination  and  other
distribution of series "Z" preferred.

         Common stock splits:

         1.Reverse common stock splits:
         If number of shares of common stock outstanding at any time after purchase date of series "Z" is decreased by a combination of the Series "Z" preferred stock, the conversion ratio for each series "Z" preferred shall remain the same so that the number of shares of common stock issued upon conversion of each share of series "Z" shall increase in proportion to such decrease in outstanding common shares.

         2.Forward stock splits:
         If the number of shares of common stock outstanding at any time after purchase date of series "Z" is increased by a combination conversion ration for each series "Z" preferred shall be increased the same so that the number of shares of common stock issued on conversion of each share of such h series "Z" shall increase in proportion to such increase in outstanding common shares.

         Common Stock Equivalents
         Means outstanding common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock orother securities or rights convertible in additional shares of common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectlyadditional shares of common stock. Series "Z" Preferred stock shall be entitled to a proportionate share of any such distribution.

         Other distributions.
         In the event, the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other person's assets excluding cash dividends or options or rights not referred to in this document the holders of series "Z" preferred shall be entitled to a proportionate share of any such distribution.




         7.KNOW IMPAIRMENT.

         7.01 Corporation will not, by amendment of its certificate of Incorporation or through any reorganization, re-capitalization, transfer of assets, consolidation, merger dissolution issue orsale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this document and in the taking of all such action as may be necessary or appropriate in order to protect the rights or Series "Z" preferred sharers against impairment.

         8.KNOW FRACTION SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

         Know fractional shares shall be issued upon the conversion of any share or shares of series "Z" the number of shares of common stock to be issued shall be rounded to the nearest whole share.

         The corporation shall upon the written request at any time of any holder of Series Z" Preferred stock furnished or cause to be furnished to such holders a like certificate setting forth (a) such adjustments or readjustments,(b)the conversion ration for series "Z" at the time in effect and the additional shares of common stock and the amount if any of other property which at the time would be received upon conversation of a share of series "Z"
         preferred stock

         9.RESERVATION OF STOCK ISSUSBLE UPON CONVERSION.

         The corporation shall at all times reserve and keep available out of its authorized but un-issued shares of common stock, solely for the propose of effecting the conversion of the shares of the series "Z" preferred stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series "Z" preferred stock and if at any time the number of authorized but unissued shares of common stock shall be sufficient to effect the conversion of all then outstanding shares of such series "Z" preferred stock in addition to such other remedies as shall be available to the holders of such preferred stock the corporation will take such corporate action as May in the option of its counsel be necessary to increase its authorized but unisssued shares of common stock to such number of shares as shall be sufficient for purposes of this document.

         10.NOTICES.

         Any notice required by the provisions of the Section 5 to be given to the holders of series "Z" preferred stock shall be deemed given: (I)upon person delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile as sent during normal business hours of the recipient; if not then on the next business day; (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery with written verification of receipt; or (iv) five (5) days after having been deposited in the United States mail postage prepaid. All notices shall be addressed to each holder of record at his address appearing on the books of the corporation.

         11.PROTECTIVE PROVISIONS

         So long as at least one (1) shares of series "Z" preferred stock is outstanding (as adjusted for stock splits, stock dividends combinations or re-capitalization's and the like), the corporation shall not without fist obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two thirds (2/3) of then outstanding shares of Series "Z" preferred stock, voting together as a class, authorize or issue, or obligate itself to issue any other equity security, including another security convertible into or exercisable of or any equity security having a preferences, over or being party with, the Series "Z" with respect to voting dividends conversions or upon liquidation; effect a liquidation dissolution or winding up of the corporation or a transaction described in sections above; declare or pay any dividends to the holders of shares of common stock or other preferred stock; amend, alter or appeal the corporation's certificate of Incorporation or bylaws or take any other action, whether by merger consolidation or otherwise in manner that would alter or change the rights preferences or privileges of the shares of Series "Z" preferred stock so as to affect adversely the shares of such class.

         12.STATUS OF CONVERTED SERIES "Z" PREFERRED STOCK.

         In the event any shares of series "Z" preferred stock pursuant to Section (5) Hereof, the shares so converted shall be retired and canceled and shall not be reissued by the corporation. The certificate incorporation or the corporation shall be appropriately amended to effect the corresponding reduction in the corporation has authorized capital stock. No shares of Series "Z" preferred stock acquired by the corporation by reason or redemption, purchase or other wise shall be reissued.

         13.SERIES "Z" PREFFERED STOCK

         The corporation shall be entitled to treat the person whose name any share of its series "Z" is registered as the owner thereof for all purposes and shall not be bound to recognizes any equity or other claim to or interest in, such series "Z" the part of any other person, whether or not the corporation shall have thereof, except as expressly provided by applicable law.


         In witness whereof, the following Designation of Rights, Privileges, Preferences, Qualifications, Limitations & Restrictions of Convertible Preferred series "Z" 2001, the company has been executed this 19th October 2001.

         THE VOYAGER GROUP INC
         The Board of directors
         Michael Johnson